June 28, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Stifel, Nicolaus Profit Sharing 401(k) Plan's Form 8-K dated June 6, 2005, and have the following comments:

1. We agree with the statements made in the paragraphs under (a).

2. We have no basis on which to agree or disagree with the statements made in paragraph (b).

Yours truly,

/s/ Deloitte & Touche LLP